                                                                      EXHIBIT 3

                              NORWEST CORPORATION
                              ___________________

                          CERTIFICATE OF DESIGNATIONS
                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware
                              ___________________

                      CUMULATIVE TRACKING PREFERRED STOCK
                              (Without Par Value)
                              ___________________



          NORWEST CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation (the "Board") and by the Securities Committee of the Board (the "Securities Committee"), pursuant to authority conferred upon the Board by the provisions of the Restated Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and pursuant to authority conferred upon the Securities Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and by the resolutions of the Board set forth herein, at a meeting of the Board duly held on July 26, 1994, and by the resolutions of the Securities Committee set forth herein, at a meeting of the Securities Committee duly held on December 21, 1994:

          1. The Board on July 26, 1994, adopted the following resolutions delegating certain powers to the Securities Committee and fixing the voting rights of certain series of the Preferred Stock:

          "RESOLVED that the Corporation is authorized to issue and sell, at any time, or from time to time, securities in the form or forms of one or more of the following (all of which are referred to herein as "Securities"): (i) one or more series of preferred stock of the Corporation (the "Preferred Stock") and other related securities, including without limitation depositary instruments evidencing interests in Preferred Stock ("Depositary Shares"); (ii) unsecured debentures, notes or other evidences of indebtedness which, when issued, may rank on a parity with or be subordinated to all other unsecured and unsubordinated indebtedness of the Corporation (collectively, the "Debt Securities"); (iii) Securities directly or indirectly convertible into, or exchangeable for, and warrants (the "Stock Warrants") for the purchase of, Preferred Stock, Depositary Shares, common stock of the Corporation (the "Common Stock") or other capital securities of the Corporation (the Securities described in clauses (i), (iii) and (vi) hereof, together with any Securities related thereto, are referred to collectively herein as "Equity Related Securities");
(iv) warrants for the purchase of Debt Securities ("Debt Warrants") (the Stock Warrants and Debt Warrants being collectively referred to herein as "Securities Warrants"); (v) shares of Common Stock issuable upon the conversion of or in exchange for Preferred Stock or Debt Securities, or upon the exercise of Stock Warrants; and (vi) other capital securities of the Corporation issuable in exchange for or upon conversion of Preferred Stock or Debt Securities, all of such Securities to be issuable in an aggregate dollar amount not to exceed $2,000,000,000 (the "Issuance Limit"), which Issuance Limit shall be determined
(1) with respect to the issuance of Debt Securities, whether or not
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convertible into or exchangeable for other Securities, by reference to the original dollar offering price thereof upon issuance (or, if denominated in any other currency or currencies, by reference to the approximate equivalent value thereof in U.S. dollars, as determined by an Authorized Officer hereinafter referred to); (2) with respect to the issuance of Preferred Stock or Depositary Shares, whether or not convertible into or exchangeable for other Securities, by reference to the original offering price thereof upon issuance; and (3) with respect to the issuance of Securities Warrants, by reference to the original offering price thereof upon issuance plus the aggregate exercise price (if any) of such Securities Warrants."

                                    * * * *

          "RESOLVED that the Securities Committee, exclusively, shall have and may exercise, subject to the Issuance Limit and these resolutions, the full powers of the Board, on behalf of the Corporation, to authorize the issuance of Equity Related Securities, to establish all terms and conditions with respect thereto, and to take any and all actions the Securities Committee deems necessary or appropriate in connection therewith; provided, however, that any shares of Preferred Stock thus authorized for issuance [(referred to below as the "Shares")] shall have the voting rights set forth in Appendix A to these resolutions."

                                    * * * *

                          "APPENDIX A - VOTING RIGHTS

          RESOLVED that no series of the Shares, except as hereinafter set forth in this resolution or as otherwise from time to time required by law, shall have voting rights. Whenever, at any time or times, dividends payable on any series of the Shares shall be in arrears for such number of dividend periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding Shares of such series shall have the exclusive right, voting separately as a class with holders of shares of any one or more other series of Preferred Stock ranking on a parity with the Shares either as to dividends, or on the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Shares of such series shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding Shares of such series (either alone or together with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity) as hereinafter set forth. The right of such holders of such Shares of such series, voting separately as a class, to elect (together with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity) members of the Board as aforesaid shall continue until such time as all dividends accumulated on such Shares shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

          Upon any termination of the right of the holders of the Shares of any series as a class to vote for directors as herein provided, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of

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any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this resolution shall have expired, the number of directors shall be such number as may be provided for in the By-Laws of the Corporation irrespective of any increase made pursuant to the provisions of this resolution.

          So long as any Shares remain outstanding, the consent of the holders of at least two-thirds of the Shares of each series outstanding at the time (voting separately as a class together with all other series of Preferred Stock ranking on a parity with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

          (a) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Shares with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or

          (b) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation or of the resolutions set forth in a Certificate of Designation for any series of the Shares designating such series of the Shares and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the Shares or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized Shares of any series, in each case ranking on a parity with or junior to the Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Shares shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption."

          2. The Securities Committee on December 21, 1994, adopted the following resolution pursuant to the authority conferred upon the Securities Committee by the resolutions of the Board set forth in paragraph 1 above adopted pursuant to Section 141(c) of the General Corporation Law of the State of
Delaware:

          "RESOLVED that the issuance of a series of Preferred Stock, without par value, of the Corporation is hereby authorized and the designation, preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Restated Certificate of

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Incorporation of the Corporation, as amended, and those established by the resolutions of the Board adopted on July 26, 1994, are hereby fixed as follows:

                      CUMULATIVE TRACKING PREFERRED STOCK

          1. Designation and Number of Shares. (a) The designation of the series of preferred stock, without par value, provided for herein shall be "Cumulative Tracking Preferred Stock" (hereinafter referred to as the "Tracking Preferred Stock") and the number of authorized shares constituting the Tracking Preferred Stock is 980,000. The number of authorized shares of Tracking Preferred Stock may be reduced (but not below the number of shares then outstanding) by further resolution duly adopted by the Board or the Securities Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Tracking Preferred Stock shall not be increased.

          (b) All shares of Tracking Preferred Stock purchased or redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Tracking Preferred Stock.

          2. Dividends. (a)(i) Holders of shares of Tracking Preferred Stock will be entitled to receive, when and as declared by the Board or a duly authorized committee thereof, out of assets of the Corporation legally available for payment, an annual cash dividend (subject to adjustment as set forth in paragraph (a)(ii) of this Section 2) per share (the "Annual Dividend") equal to the product of the Dividend Rate (as defined below) and $200, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing March 31, 1995. The cash dividends described in this Section 2 are hereinafter referred to as "Base Dividends", March 31, June 30, September 30 and December 31 are referred to herein as "Dividend Payment Dates", and each period beginning on the day following each Dividend Payment Date (or, with respect to the Dividend Payment Date on March 31, 1995, beginning on the date of issuance of the Tracking Preferred Stock) and ending on (and including) the following Dividend Payment Date shall be referred to as a "Dividend Period". Base Dividends on shares of Tracking Preferred Stock will accrue and be cumulative from the date of initial issuance of such shares of Tracking Preferred Stock, whether or not earned or declared. Base Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 30 days nor less than 15 days preceding the payment dates thereof, as shall be fixed by the Board or a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board or a duly authorized committee thereof. The amount of Base Dividends payable per share for each Dividend Period shall be computed by dividing the Annual Dividend by four. The amount of Base Dividends payable for the initial Dividend Period and any period shorter than a full Dividend Period shall be calculated on the basis of a 360-day year of twelve 30-day months. If any regular Dividend Payment Date is not a Market Day (as defined below), the dividend due on such Dividend Payment Date shall be paid on the first succeeding day that is a Market Day.

          (ii) The initial Dividend Rate shall be 9.30%. The Dividend Rate shall be reset on January 1, 2000, and on January 1 of each fifth year thereafter (i.e., January 1, 2005, 2010, etc.) (each such reset date being hereinafter referred to as a "Dividend Reset Date"). The Dividend Rate for the five-year period commencing on a Dividend Reset

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Date shall be the greatest of (A) the sum of (1) the 5-Year Treasury Rate (as hereinafter defined) with respect to the Dividend Determination Date (as hereinafter defined) for such Dividend Reset Date, plus (2) 2.5%; (B) the sum of
(1) the 10-Year Treasury Rate (as hereinafter defined) with respect to the Dividend Determination Date for such Dividend Reset Date, plus (2) 2.5%; (C) the sum of (1) the 30-Year Treasury Rate (as hereinafter defined) with respect to the Dividend Determination Date for such Dividend Reset Date, plus (2) 2.5%; and
(D) the sum of (1) the three-month LIBOR rate (as hereinafter defined) with respect to the Dividend Determination Date for such Dividend Reset Date, plus
(2) 2.5%. For purposes of this Section 2(a)(ii):

          "Dividend Determination Date" shall mean the date as of which a new Dividend Rate is to be calculated, to be effective as of the following Dividend Reset Date. The "Dividend Determination Date" pertaining to any Dividend Reset Date shall mean the third Wednesday of the December immediately preceding such Dividend Reset Date, provided that if such day is not a Market Day, the Dividend Determination Date shall be the next succeeding day that is a Market Day.

          "5-Year Treasury Rate", "10-Year Treasury Rate" or "30-Year Treasury Rate" shall mean, with respect to any Dividend Determination Date, the yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on such Dividend Determination Date, of three leading primary United States government securities dealers selected by the Corporation ("primary dealers") for the issue of direct obligations of the United States ("Treasury bills") with a remaining maturity closest to five, ten or 30 years, as the case may be.

          In the event that a Treasury bill rate described above cannot be obtained from three primary dealers, such rate shall be determined on the basis of rates obtained from two primary dealers, and if such rate cannot be obtained from two primary dealers then on the basis of the rate obtained from one primary dealer. In the event that a Treasury bill rate cannot be obtained from any primary dealers, such rate shall be determined with reference to the rate for the most recent auction of Treasury bills of similar maturity, as such rate is published in the most recent publication preceding the Dividend Determination Date of Federal Reserve Board "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Federal Reserve Board under the heading "United States Government Securities--Treasury Bills--auction average (investment)".

          "Three-month LIBOR Rate" shall mean the arithmetic mean of the London interbank offered rates for three-month U.S. dollar deposits quoted as of 3:30 p.m., New York City time, on such Dividend Determination Date, by three leading banks selected by the Corporation engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London and (ii) whose quotations appear on the Reuters Screen LIBO Page. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered quotations of major banks).

          In the event that the Three-month LIBOR Rate cannot be obtained from three leading banks, such rate shall be determined on the basis of rates obtained from two leading banks, and if such rate cannot be obtained from two leading banks then on the basis of the rate obtained from one leading bank.

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          In the event that no rate on any of the aforesaid three constant maturities of Treasury bills or the Three-month LIBOR Rate is reported or can be calculated as described in the preceding two sentences, the Dividend Rate on the Dividend Reset Date pertaining to such Dividend Determination Date will be the Dividend Rate for the preceding five-year period plus 1.0%.

          (iii) The Corporation shall send notice of the new Dividend Rate to each holder of Tracking Preferred Stock prior to the Dividend Reset Date as of which such Dividend Rate applies, which notice shall also set forth the primary dealers and reference banks used to determine the new Dividend Rate.

          (iv) "Market Day" shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to close in the City of Minneapolis, Minnesota or the City of New York, New York.

          (b)(i) So long as any shares of the Tracking Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to Tracking Preferred Stock for any period unless full cumulative Base Dividends for all Dividend Periods terminating on or prior to the date of payment of such full cumulative Base Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on shares of Tracking Preferred Stock. When dividends are not paid in full, as aforesaid, upon the shares of Tracking Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Tracking Preferred Stock, all dividends declared upon shares of Tracking Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Tracking Preferred Stock shall be declared pro rata so that the amount of Base Dividends declared per share on Tracking Preferred Stock and the amount of dividends declared per share of such other series of preferred stock shall in all cases bear to each other the same ratio that accrued Base Dividends per share on the shares of Tracking Preferred Stock and accrued dividends per share on such other series of preferred stock bear to each other. Holders of shares of Tracking Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of full cumulative Base Dividends, as herein provided, on Tracking Preferred Stock (although holders of Tracking Preferred Stock may be entitled to certain special tracking distributions, as provided in Section 3 hereof). No interest, or sum of money in lieu of interest, shall be payable in respect of any Base Dividend payment or payments on Tracking Preferred Stock which may be in arrears.

          (ii) So long as any shares of Tracking Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, the common stock, par value $1 2/3 per share, of the Corporation (the "Common Stock") or any other stock ranking junior to Tracking Preferred Stock as to dividends and upon liquidation and other than as provided in paragraph (b)(i) of this Section 2) shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon the Common Stock or upon any other capital stock of the Corporation ranking junior to or on a parity with Tracking Preferred Stock as to dividends or upon liquidation, nor shall the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with Tracking Preferred Stock as to dividends or upon liquidation be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to Tracking

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Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative Base Dividends on all outstanding shares of Tracking Preferred Stock for the then-current Dividend Period and all past Dividend Periods shall have been paid or declared and set aside for payment.

          (c) At the time of initial issuance of shares of Tracking Preferred Stock, the holder or holders thereof will collectively be the assignees of the Corporation's entire beneficial ownership interest in an equivalent number of Class A preferred limited liability company interests (the "Class A Preferred Securities") of Residential Home Mortgage, L.L.C. (the "Limited Liability Company"). Section 2 of the Action dated December 29, 1994, establishing the terms of the Class A Preferred Securities (the "Action") provides for certain dividends to its members. If, with respect to any Dividend Payment Date for any Dividend Period, the Limited Liability Company makes a dividend distribution to a holder of Tracking Preferred Stock, as an assignee of the Corporation's interest in the Limited Liability Company, pursuant to Section 2 of the Action, the amount of the Base Dividend on each share of Tracking Preferred Stock that would otherwise accrue and to which such holder of Tracking Preferred Stock would otherwise be entitled from the Corporation in respect of such Dividend Period pursuant to this Section 2 shall be reduced, dollar for dollar on a per share basis (but not below zero), by the amount of such Limited Liability Company dividends thus distributed on one share of Class A Preferred Securities to such holder.

          3. Special Tracking Distributions. (a) Holders of shares of Tracking Preferred Stock will be entitled to receive from the Corporation, in addition to the Base Dividends provided for in Section 2 hereof, certain additional cash distributions (the "Tracking Distributions") that are based on the results of operations of the Limited Liability Company, as set forth in this Section 3.

          (b) Tracking Distributions shall be payable to the holders of Tracking Preferred Stock, out of assets of the Corporation legally available for payment, on December 31, 1999, and on December 31 of each fifth year thereafter (i.e., December 31, 2004, December 31, 2009, etc.) (each such payment date being hereinafter referred to as a "Tracking Distribution Payment Date").

          (c) The amount of each Tracking Distribution per share of Tracking Preferred Stock shall be equal to the excess, if any, of a Class A Preferred Security's pro rata share of the amount described in Section 5.1(b)(1) of the Amended and Restated Limited Liability Company Agreement, dated December 29, 1994, of the Limited Liability Company over the amount with respect to such Unit described in Section 5.1(b)(2) of such Agreement, as each section is set forth in Section 11 of the Action. If the result of the foregoing calculation is zero or a negative number, no Tracking Distribution shall be payable with respect to the relevant Tracking Distribution Payment Date. Tracking Distributions will be payable to holders of record of Tracking Preferred Stock as they appear on the stock books of the Corporation on such record dates, not more than 30 days nor less than 15 days preceding the relevant Tracking Distribution Payment Date, as shall be fixed by the Board or a duly authorized committee thereof.

          (d) Section 3 of the Action provides for certain special distributions to the members of the Limited Liability Company every five years, with the first such payment being due on December 31, 1999. If with respect to a Tracking Distribution Payment Date, the Limited Liability Company distributes such a special distribution pursuant to Section 3 of the Action to a holder of Tracking Preferred Stock, as an assignee of the Corporation's interest in the Limited Liability Company, the amount of the Tracking Distribution on each share of Tracking Preferred Stock that would otherwise be payable to such holder by the Corporation on such Tracking Distribution Payment Date pursuant to this Section 3 shall be reduced, dollar for dollar on a per share basis (but not below zero), by the amount of such Limited Liability Company distributions thus paid on one share of Class A Preferred Securities to such holder.

          4. Optional Redemption. (a) The shares of Tracking Preferred Stock may be redeemed at the option of the Corporation, in whole or in part, out of assets legally available for such purpose, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice delivered by overnight courier to the holders of the shares to be redeemed at their addresses as shown on the stock books of the Corporation and, if such holders have provided telex or telecopy instructions to the Corporation, by telex or telecopy, as the case may be; provided, however, that, except as otherwise redeemable in accordance with Section 10.3 of the Stock Purchase Agreement dated as of December 29, 1994 among the Corporation and the Purchasers named therein, regarding certain early redemptions that might occur as a result of certain indemnification obligations of the Corporation, shares of Tracking Preferred Stock shall not be redeemable prior to December 31, 1999. The redemption price per share of Tracking Preferred Stock shall be equal to the greater of (i) $200 per share, plus an amount equal to all Base Dividends (whether or not declared) accrued and accumulated and unpaid to, but excluding, the date fixed for redemption (the "Redemption Date"), and (ii) the Fair Market Value of a Per Share Tracking Interest in the Limited Liability Company. For purposes of this Section 4 and for purposes of Section 5 hereof, the Fair Market Value of a Per Share Tracking Interest shall equal the fair market value of one Unit of the Limited Liability Company calculated as of a day ten days preceding the Redemption Date or the date specified in Section 5, as the case may be (the "Calculation Date"), and paid on such Redemption Date, as determined by an independent appraiser appointed by the Corporation. Such independent appraiser shall be an investment banking firm having at least $250,000,000 of consolidated assets and of recognized national standing with respect to securities valuation which has not had any material business relationship with the Corporation in the three calendar years preceding the valuation. Determination by such appraiser of the value of any securities held by the Limited Liability Company then listed on an exchange or traded on the NASDAQ National Market System shall be based solely on closing sale quotations as reported, on the Composite Tape or by NASDAQ, and any securities otherwise traded in the over-the-counter market shall be valued based solely on closing bid price quotations as reported by NASDAQ. Determination by such appraiser of the fair market value of Government National Mortgage Association pass through securities or other mortgage backed securities issued or guaranteed by any federal agency shall be based on the arithmetic mean of the secondary market bid price quotations, as of 3:30 p.m., New York City time, on such Calculation Date, of three leading dealers in mortgage backed securities selected by the Corporation. In the event that such quotations cannot be obtained from three such dealers, such quotations shall be determined on the basis of quotations obtained from two such dealers, and if such quotations cannot be obtained from two such dealers then on the basis of the quotations obtained from one such dealer. In the event that no quotation on any of the aforesaid securities is reported or can be calculated as described in the preceding two sentences, the Fair Market Value on the Calculation Date pertaining to such Redemption Date will be determined as provided in the succeeding sentence.

          Determination by such appraiser of the value of any other assets held by the Limited Liability Company shall be based on all relevant factors including, without limitation, type of security, marketability, restrictions on disposition, subsequent purchases of the same or similar securities by other investors, pending mergers or acquisitions, and current financial position and operating results. In determining the Fair Market Value of a Per Share Tracking Interest, no value shall be placed on the goodwill or name of the Limited Liability Company, or the office records, files, statistical data or any similar intangible assets of the Limited Liability Company not normally reflected in the Limited Liability Company's accounting records, but there shall be taken into consideration any related items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, unrealized appreciation or depreciation of portfolio securities, and the value of options or commitments to purchase securities pursuant to agreements entered into on or prior to such valuation date. The Fair Market Value of a Per Share Tracking Interest determined by such appraiser pursuant to this Section 4 or Section 5, as the case may be, shall be conclusive and binding on the Corporation, and on the holders of shares of Tracking Preferred Stock. The cost of any such appraisal shall be borne by the Corporation. The Corporation shall pay or cause to be paid the redemption payments on the Tracking Preferred Stock by wire transfer of immediately available funds to the account of any holder of Tracking Preferred Shares (as specified in a notice provided to the Corporation by such holder).

          (b) Section 4 of the Action provides that interests in the Class A Preferred Securities may be redeemed at the option of the Limited Liability Company at any time on or after December 31, 1999. If, with respect to any Redemption Date, the Limited Liability Company pays redemption payments pursuant to Section 4 of the Action to a holder of Tracking Preferred Stock, as an assignee of the Corporation's interest in the Class A Preferred Securities, the amount of redemption payments on each share of Tracking Preferred Stock that would otherwise be payable to such holder by the Corporation on such Redemption Date pursuant to this Section 4 shall be reduced, dollar for dollar on a per share basis (but not below zero), by the amount of such Limited Liability Company redemption payments thus paid on one share of Class A Preferred Securities to such holder.

          (c) If fewer than all of the outstanding shares of Tracking Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and such shares shall be redeemed pro rata from all holders of shares of Tracking Preferred Stock in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

          (d) If the Corporation shall redeem shares of Tracking Preferred Stock, notice of such redemption shall be in writing and delivered by overnight courier to each holder of the shares to be redeemed, at such holder's address as the same appears on the stock books of the Corporation and, if such holders have provided telex or telecopy instructions to the Corporation, by telex or telecopy, as the case may be. Such notice shall be so given not less than 30 nor more than 60 days prior to the date fixed for redemption. Each such notice shall state (i) the Redemption Date, (ii) the number of shares of Tracking Preferred Stock to be redeemed, (iii) a brief summary of the manner in which the redemption price is to be determined and a calculation of the redemption price pursuant to paragraph (a)(i) of this Section 4 (assuming, for the purpose of the notice only, that no change in the Dividend Rate will occur between the initial notice date and the Redemption Date), (iv) the place or places where certificates for such shares of Tracking Preferred Stock are to be surrendered for payment of the redemption price, (v) that Base Dividends on the shares to be redeemed shall cease to accrue on such redemption date, and (vi) that holders who provide appropriate instructions will be paid by wire transfer. If fewer than all shares held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares to be redeemed from such holder. A separate notice shall also be given by the Corporation on the Redemption Date (contemporaneously with the payment of the redemption price) stating the manner in which the redemption price was determined, together with supporting information in reasonable detail setting forth the basis for the determination.

          (e) Notwithstanding the foregoing provisions of paragraph (a) of this
Section 4, if any Base Dividends on shares of Tracking Preferred Stock are in arrears, no shares of Tracking Preferred Stock shall be redeemed unless all outstanding shares of Tracking Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of Tracking Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Tracking Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Tracking Preferred Stock.

          (f) If notice of redemption has been given under paragraph (d) of this
Section 4, from and after the Redemption Date for the shares of Tracking Preferred Stock called for redemption (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares so called for redemption), Base Dividends on the shares of Tracking Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so called for redemption (properly endorsed or signed for transfer, if the Board or a duly authorized committee thereof shall so require and the notice shall so state), such shares shall be redeemed by the Corporation on the Redemption Date at the redemption price aforesaid. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          5. Liquidation Rights. (a) Upon the dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the Corporation shall pay or cause to be paid to the holders of the shares of Tracking Preferred Stock, out of the assets of the Corporation (whether capital or surplus) available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or any other class or series of stock ranking junior to Tracking Preferred Stock upon liquidation, dissolution or winding up, an amount equal to the greater of (i) $200 per share, plus an amount equal to all Base Dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, and (ii) the Fair Market Value of a Per Share Tracking Interest in the Limited Liability Company, determined to the extent practicable as of the date of final distribution (but, in a voluntary dissolution, liquidation or winding up, not more than ten days prior to such date) in the manner set forth in Section 4(a) hereof.

          (b) Section 5 of the Action provides that the Limited Liability Company shall pay holders of interests in the Limited Liability Company liquidating distributions upon dissolution of the Limited Liability Company. If the Limited Liability Company makes dissolution payments pursuant to Section 5 of the Action to a holder of Tracking Preferred Stock, as an assignee of the Corporation's interest in the Limited Liability Company, the amount of the payments on each share of Tracking Preferred Stock that would otherwise be payable to such holder by the Corporation pursuant to this Section 5 shall be reduced, dollar for dollar on a per share basis (but not below zero), by the amount of such Limited Liability Company dissolution payments thus distributed on one share of Class A Preferred Securities to such holder, provided, that no such reduction shall result from a payment made prior to December 31, 1999 in connection with the voluntary dissolution of the Limited Liability Company.

          (c) Neither the sale of all or substantially all the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation (each, an "Event") shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Corporation, for the purposes of this Section 5. Written notice of any such Event shall be given by telex or telecopy, with a copy delivered by overnight courier, not less than 20 days prior to such Event, to each holder of Tracking Preferred Stock, at the telex or telecopier number provided to the Corporation by such holder and to the address shown on the books of the Corporation or any transfer agent for the Tracking Preferred Stock.

          (d) After the payment to the holders of the shares of Tracking Preferred Stock of the full preferential amounts provided for in this Section 5, the holders of Tracking Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

          (e) In the event the assets of the Corporation, or proceeds thereof, available for distribution to the holders of shares of Tracking Preferred Stock upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 5, no such distribution shall be made on account of any shares of any other series of preferred stock or other capital stock of the Corporation ranking on a parity with the shares of Tracking Preferred Stock upon such dissolution, liquidation, or winding up unless proportionate distributive amounts shall be paid on account of the shares of Tracking Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation, or winding up.

          (f) Subject to the rights of the holders of the shares of any series or class or classes of stock ranking on a parity with or prior to the shares of Tracking Preferred Stock upon liquidation, dissolution, or winding up, upon any liquidation, dissolution, or winding up of the Corporation, after payment shall have been made in full to the holders of the shares of Tracking Preferred Stock as provided in this Section 5, but not prior thereto, any other series or class or classes of stock ranking junior to the shares of Tracking Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Tracking Preferred Stock shall not be entitled to share therein.

          (g) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of Tracking Preferred Stock in such circumstances shall be payable shall be given by telex or telecopy, with a copy delivered by overnight courier, not less than 20 days prior to any payment date stated therein, to each holder of Tracking Preferred Stock, at the telex or telecopier number provided to the Corporation by such holder and to the address shown on the books of the Corporation or any transfer agent for the Tracking Preferred Stock.

          6. Ranking. For the purposes of this resolution, any stock of any series or class or classes of the Corporation shall be deemed to rank:

          (a) prior to the shares of Tracking Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up if the holders of such series or class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Tracking Preferred Stock;

          (b) on a parity with shares of Tracking Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof, or sinking fund provisions, if any, be different from those of Tracking Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Tracking Preferred Stock; and

          (c) junior to shares of Tracking Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up if such class shall be Common Stock or if the holders of shares of Tracking Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such series or class or classes.

          7. Priority of Tracking Preferred Stock. The shares of Tracking Preferred Stock will rank on a parity, both as to payment of dividends and the distribution of assets upon liquidation, with the Corporation's 10.24% Cumulative Preferred Stock, Cumulative Convertible Preferred Stock, Series B, and ESOP Cumulative Convertible Preferred Stock. The Tracking Preferred Stock will rank prior, both as to payment of dividends and the distribution of assets upon liquidation, to the Common Stock and the Corporation's Series A Junior Participating Preferred Stock.

          8. Purchase of Shares by the Corporation. The Corporation, directly or indirectly, may not purchase shares of Tracking Preferred Stock from any holder thereof except in connection with a general offer to purchase shares, either in whole or in part pro rata in proportion to the number of shares held by such holders (with adjustments to avoid the purchase of fractional shares), made to all holders of Tracking Preferred Stock.

          9. Obligation of the Corporation. (a) The obligation to pay dividends on and the liquidation preference of the Tracking Preferred Stock shall be an absolute obligation of the Corporation and shall be unaffected by the status or actions of the Limited Liability Company, including without limitation the bankruptcy, dissolution or other adverse development affecting the Limited Liability Company; provided, that the amounts payable by the Corporation in satisfaction of such obligation are subject to reduction in the manner and to the extent set forth in Sections 2(c), 3(d), 4(b) and 5(b) hereof.

          (b) To the extent that any amount paid to a holder of Tracking Preferred Stock by the Limited Liability Company, pursuant to Sections 2(c), 3(d), 4(b), 5(b) or otherwise, results in a reduction in the amount of dividends, amounts paid upon redemption or liquidation preference payable to such holder by the Corporation and a court or other governmental authority, body or agency determines that such payment by the Limited Liability Company constitutes a preference, fraudulent transfer, fraudulent conveyance or similar payment under any applicable law and shall be returned (or paid to a trustee, receiver or other third party) by such holder, the obligation of the Corporation to pay such amount shall be reinstated and shall be treated hereunder as though it was never paid and such amount shall be promptly paid by the Corporation to such holder to the fullest extent permitted by law."

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by John T. Thornton, its Executive Vice President, and attested by Laurel A. Holschuh, its Secretary, whereby such Executive Vice President and Secretary affirm, under penalties of perjury, that this Certificate of Designations is the act and deed of the Corporation and that the facts stated herein are true, this 30th day of December, 1994.

                                       NORWEST CORPORATION


                                       By /s/ John T. Thornton
                                          ----------------------------
                                              John T. Thornton
                                              Executive Vice President

Attest:


/s/ Laurel A. Holschuh
- ----------------------
Laurel A. Holschuh, Secretary